Exhibit 99.1

1700 South Patterson Boulevard
Dayton, OH 45479
NEWS RELEASE

For media information:	For investor information:

Janet Brewer	Gavin Bell
NCR Corporation	NCR Corporation
(937) 445-6779	(937) 445-3276
janet.brewer@ncr.com	gavin.bell@ncr.com

For Release on January 30, 2008

NCR Announces 2007 Fourth-Quarter Results

•	Total revenue from continuing operations up 13 percent; Retail Store Automation revenue up 28 percent, Financial Self Service revenue up 14 percent and Customer Services revenue up 9 percent

•	Strong revenue growth across all geographic regions

•	GAAP EPS from continuing operations was $0.47; non-GAAP EPS from continuing operations was $0.52(1)

•	Repurchased 4.2 million shares in the fourth quarter

DAYTON, Ohio – NCR Corporation (NYSE: NCR) reported financial results today for the three months ended Dec. 31, 2007. Reported revenue of $1.52 billion from continuing operations increased 13 percent over the fourth quarter of 2006 and included 5 percentage points of benefit from foreign currency translation. Due to the spin off of the Teradata data warehousing business to shareholders at the end of the third quarter of 2007, NCR’s results from continuing operations for all periods exclude the results of Teradata, which is presented as discontinued operations.

NCR reported fourth-quarter income from continuing operations of $86 million, or $0.47 per diluted share, compared to $95 million, or $0.52 per diluted share, in the fourth quarter of 2006. Earnings from continuing operations for the fourth quarter of 2007 included $9 million, or $0.05 per diluted share, of costs from items related to NCR’s manufacturing realignment, the Fox River environmental matter and a realignment in Japan. Excluding these items, non-GAAP earnings from continuing operations(1) were $0.52 per diluted share, which compares to $0.52 per diluted share in the prior-year period.

-more-

“NCR delivered a strong performance in its first quarter following the Teradata spin off. More balanced execution in the quarter helped us maintain progress in each of our strategic focus areas: driving profitable revenue growth, increasing our productivity and using our strong balance sheet for the benefit of long-term shareholder return,” said Bill Nuti, chairman and chief executive officer of NCR. “Looking ahead, NCR enjoys an outstanding opportunity to claim leadership in an expanding addressable market for self-service solutions. To that end, we expect our product development investments in 2007 will make 2008 the biggest new product launch year since the company’s spin off from AT&T.”

Operating Segment Results(2)

Financial Self Service (ATMs)

NCR’s Financial Self Service segment generated fourth-quarter revenue of $537 million, an increase of 14 percent from the fourth quarter of 2006, driven by strong growth in the Europe, Middle East and Africa region as well as in the Americas. The fourth-quarter year-over-year revenue comparison included 5 percentage points of benefit from currency translation.

Operating income of $79 million was impacted by an adverse geographic and deal mix of revenue in the quarter and compared to $84 million in the fourth quarter of 2006. Expenses increased from the previous year due to higher revenues, foreign currency impact, and an increase in investment in research and development and sales in targeted high-growth areas.

Retail Store Automation

The Retail Store Automation segment reported revenue of $331 million, up 28 percent from the fourth quarter of 2006. The year-over-year revenue comparison included 4 percentage points of benefit from currency translation. Revenue growth was driven by traditional point-of-sale rollouts in the quarter with continued momentum in self-service solutions.

Operating income of $22 million was flat when compared with the prior-year period. The operating income increase relating to higher revenues was offset by $5 million for the write off of radio frequency identification assets in the quarter. The higher percentage of assisted point-of-sale business in the quarter impacted the profit margin; and expenses increased due to higher revenue, foreign currency impact, and increased investment in sales and research and development related to our self-service initiatives.

-more-

Customer Services

Customer Services revenue of $531 million increased 9 percent from the $485 million recorded in the fourth quarter of 2006. The fourth-quarter year-over-year revenue comparison included a 5 percentage point benefit from currency translation. NCR continues to improve its revenue mix by increasing revenues from the service of NCR-branded products and capturing higher margin managed services contracts, while reducing lower-margin revenues associated with servicing third-party products. Revenues from the support of ATMs increased 15 percent in the fourth quarter and revenues from Retail Store Automation maintenance increased 10 percent compared to the fourth quarter of 2006. Third-party product maintenance revenues declined by 5 percent compared to the prior-year period.

Operating income rose to $42 million from $24 million in the fourth quarter of 2006, driven by productivity improvements and higher revenue.

Other Items (From Continuing Operations)

Other Expense of $3 million compared to $1 million of Other Income in the fourth quarter of 2006. Higher interest income in the fourth quarter of 2007 was more than offset by a $7 million increase in the Fox River environmental reserve relating primarily to increased legal fees.

The effective tax rate in the fourth quarter of 2007 was 29 percent, which compared to a prior-year tax rate of 3 percent in the fourth quarter of 2006. The lower tax rate in the fourth quarter of 2006 was due to several special items favorably impacting the continuing operations tax rate. NCR expects its 2008 full-year tax rate to be approximately 25 percent.

Cash Flow (From Continuing Operations)

During the fourth quarter, NCR generated $59 million of cash from operating activities, compared to $115 million in the year-ago period. Capital expenditures in the fourth quarter of 2007 of $34 million compared to $58 million in the prior-year period. NCR generated $25 million of free cash flow (cash from operations less capital expenditures)(3) in the fourth quarter of 2007 versus $57 million in last year’s comparative period. The fourth quarter of 2007 included $31 million of cash payments related to the company’s manufacturing and Japan realignments, which impacted the operating cash flow as well as free cash flow.

-more-

For the full year, cash from operating activities was $151 million. In the year, NCR’s free cash flow was $39 million compared to $46 million of free cash flow in 2006.(3) In 2007, NCR has made $55 million of cash payments related to the company’s manufacturing and Japan realignment initiatives, which impacted operating cash flow as well as free cash flow.

	For the period ended December 31
Results from Continuing Operations	Three Months		Twelve Months
	2007	2006	2007	2006
Cash provided by operating activities (GAAP)	$59	$115	$151	$190
Less capital expenditures for:
Property, plant and equipment	(21)	(49)	(64)	(99)
Additions to capitalized software	(13)	(9)	(48)	(45)

Total capital expenditures	(34)	(58)	(112)	(144)

Free cash flow (non-GAAP measure) (3)	$25	$57	$39	$46

Balance Sheet

NCR ended the fourth quarter with $952 million in cash and cash equivalents, an $81 million decrease from the $1,033 million balance on Sept. 30, 2007.

The company repurchased approximately 4.2 million shares in the fourth quarter and has approximately $485 million of board authorization remaining. Approximately 390 thousand options were exercised during the fourth quarter.

As of Dec. 31, 2007, NCR had short- and long-term debt of $308 million compared to $307 million as of Sept. 30, 2007.

2008 Outlook

NCR expects full-year 2008 earnings from continuing operations to be in the range of $1.48 to $1.55 per share and year-over-year revenue growth from continuing operations to be in the range of 3 to 5 percent.

2007 Fourth-Quarter Earnings Conference Call

A conference call is scheduled today at 10:00 a.m. (EDT) to discuss the company’s 2007 fourth-quarter results and guidance for full-year 2008. Access to the conference call, as well as a

-more-

replay of the call, is available on NCR’s Web site at http://investor.ncr.com. Supplemental financial information regarding NCR’s fourth-quarter 2007 operating results is also available on NCR’s Web site.

About NCR Corporation

NCR Corporation (NYSE: NCR) is a global technology company leading how the world connects, interacts and transacts with business. NCR’s assisted- and self-service solutions and comprehensive support services address the needs of retail, financial, travel, healthcare, hospitality, gaming and public sector organizations in more than 100 countries. NCR (www.ncr.com) is headquartered in Dayton, Ohio.

# # #

NCR is a trademark of NCR Corporation in the United States and other countries.

NCR reports its results in accordance with Generally Accepted Accounting Principles in the United States, or GAAP. However, as described below, the company believes that certain non-GAAP measures found in this release are useful for investors. The following table reconciles certain non-GAAP measures contained in this release.

Reconciliation of Continuing Operations GAAP to Non-GAAP Measures(1)

	Q4 2007 Actual	Q4 2006 Actual	2007 Actual	2006 Actual
Diluted Earnings Per Share (GAAP)	$0.47	$0.52	$0.88	$0.83
Manufacturing realignment costs, net	(0.02)	—	(0.20)	—
Strategic separation costs – Teradata spin off	—	—	(0.06)	—
Fox River environmental matter	(0.02)	—	(0.05)	—
Japan realignment costs, net	(0.01)	—	(0.14)	—
Tax adjustment	—	—	(0.06)	—
Early retirement-related pension expense	—	—	—	(0.03)

Adjusted Diluted Earnings Per Share (Non-GAAP)(1)	$0.52	$0.52	$1.39	$0.86

(1)	NCR’s management looks at the company’s results excluding certain items to assess the financial performance of the company and believes this information is useful for investors because it provides an understanding of NCR’s underlying operational performance, as well as consistency and comparability with past reports of financial results. In addition, management uses earnings per share excluding these items to manage and determine effectiveness of its business managers and as a basis for incentive compensation. These non-GAAP measures should not be considered as substitutes for or superior to results determined in accordance with GAAP.

(2)

The operating segment results discussed in this earnings release exclude the impact of $9 million of pension expense from continuing operations in the fourth quarter of 2007 and $28 million of pension expense from continuing operations in the fourth quarter of 2006. In addition, the operating segment results for the fourth quarter of 2007 exclude $6 million of manufacturing realignment costs and $1 million of realignment costs in Japan. When evaluating the year-over-year performance of and making decisions regarding its operating segments, NCR excludes the effect of pension expense/income and certain non-operational items. Schedule B,

-more-

included in this earnings release, reconciles total income from continuing operations excluding pension expense/income and certain non-operational items for all of the company’s operating segments to “Total income from continuing operations” for the company.

(3)	NCR defines free cash flow as cash provided/used by operating activities less capital expenditures for property, plant and equipment, and additions to capitalized software. Free cash flow does not have a uniform definition under GAAP and, therefore, NCR’s definition may differ from other companies’ definition of this measure. NCR’s management uses free cash flow to assess the financial performance of the company and believes it is useful for investors because it relates the operating cash flow of the company to the capital that is spent to continue and improve business operations. In particular, free cash flow indicates the amount of cash generated after capital expenditures for, among other things, investment in the company’s existing businesses, strategic acquisitions, strengthening the company’s balance sheet, repurchase of company stock and repayment of the company’s debt obligations. Free cash flow does not represent the residual cash flow available for discretionary expenditures since there may be other nondiscretionary expenditures that are not deducted from the measure. This non-GAAP measure should not be considered a substitute for or superior to cash flows from operating activities under GAAP.

Note to Investors

This news release contains forward-looking statements, including statements as to anticipated or expected results, beliefs, opinions and future financial performance, within the meaning of Section 21E of the Securities and Exchange Act of 1934. Forward-looking statements include projections of revenue, profit growth and other financial items, future economic performance and statements concerning analysts’ earnings estimates, among other things. These forward-looking statements are based on current expectations and assumptions and involve risks and uncertainties that could cause NCR’s actual results to differ materially.

In addition to the factors discussed in this release, other risks and uncertainties include those relating to: the uncertain economic climate and its impact on the markets in general or on the ability of our suppliers to meet their commitments to us, or the timing of purchases by our current and potential customers and other general economic and business conditions; the timely development, production or acquisition and market acceptance of new and existing products and services (such as self-service technologies), including our ability to accelerate market acceptance of new products and services; shifts in market demands, continued competitive factors and pricing pressures and their impact on our ability to improve gross margins and profitability, especially in our more mature offerings; the effect of currency translation; short product cycles, rapidly changing technologies and maintaining a competitive leadership position with respect to our solution offerings; tax rates; ability to execute our business and reengineering plans; turnover of workforce and the ability to attract and retain skilled employees, especially in light of continued cost-control measures being taken by the company; availability and successful exploitation of new acquisition and alliance opportunities; changes in Generally Accepted Accounting Principles (GAAP) and the resulting impact, if any, on the company’s accounting policies; continued efforts to establish and maintain best-in-class internal information technology and control systems; and other factors detailed from time to time in the company’s U.S. Securities and Exchange Commission reports and the company’s annual reports to stockholders. The company does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Schedule A

NCR CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(in millions, except per share amounts)

	For the Periods Ended December 31
	Three Months		Twelve Months
	2007	2006	2007	2006
Revenue
Products	$884	$759	$2,693	$2,428
Services	637	586	2,277	2,154

Total revenue	1,521	1,345	4,970	4,582
Cost of products	656	553	2,034	1,803
Cost of services	510	494	1,893	1,852

Total gross margin	355	298	1,043	927
% of Revenue	23.3%	22.2%	21.0%	20.2%
Selling, general and administrative expenses	190	168	682	654
Research and development expenses	41	33	137	119

Income from operations	124	97	224	154
% of Revenue	8.2%	7.2%	4.5%	3.4%
Interest expense	6	6	24	24
Other income, net	(3)	(7)	(37)	(29)

Total other expense (income), net	3	(1)	(13)	(5)

Income before income taxes and discontinued operations	121	98	237	159
% of Revenue	8.0%	7.3%	4.8%	3.5%

Income tax expense	35	3	76	8

Income from continuing operations	86	95	161	151
(Loss) income from discontinued operations, net of tax	(7)	79	103	231

Net income	$79	$174	$264	$382

Net income per common share from continuing operations
Basic	$0.48	$0.53	$0.89	$0.84

Diluted	$0.47	$0.52	$0.88	$0.83

Net income per common share
Basic	$0.44	$0.97	$1.47	$2.12

Diluted	$0.43	$0.96	$1.45	$2.09

Weighted average common shares outstanding
Basic	180.5	178.5	180.1	180.0
Diluted	183.6	181.2	182.7	182.9

Schedule B

NCR CORPORATION

CONSOLIDATED REVENUE and OPERATING INCOME (LOSS) SUMMARY

(Unaudited)

(in millions)

	For the Periods Ended December 31
	Three Months			Twelve Months
	2007	2006	% Change	2007	2006	% Change
Revenue by segment
Financial Self Service (ATMs)	537	472	14%	1,636	1,423	15%
Retail Store Automation	331	258	28%	985	870	13%
Customer Services
Customer Service Maintenance:
Financial Self Service	199	173	15%	743	665	12%
Retail Store Automation	138	126	10%	519	489	6%
Payment & Imaging and Other	30	29	3%	120	123	(2)%
Third-Party Products and Exited Businesses	59	62	(5)%	224	248	(10)%

Total Customer Services Maintenance	426	390	9%	1,606	1,525	5%
Third-Party Product Sales	14	13	8%	44	36	22%
Professional and installation-related services	91	82	11%	293	263	11%

Total Customer Services	531	485	9%	1,943	1,824	7%
Systemedia	128	134	(4)%	455	473	(4)%
Payment & Imaging and Other	59	51	16%	156	170	(8)%
Elimination of installation-related services revenue included in both the Customer Services segment and other segments	(65)	(55)	18%	(205)	(178)	15%

Total revenue	$1,521	$1,345	13%	$4,970	$4,582	8%

Operating income (loss) by segment
Financial Self Service (ATMs)	$79	$84		$209	$171
Retail Store Automation	22	22		41	34
Customer Services	42	24		135	96
Systemedia	3	1		14	4
Payment & Imaging and Other	10	6		5	15
Elimination of installation-related services operating income included in both the Customer Services segment and other segments	(16)	(12)		(51)	(44)

Subtotal - Segment operating income	140	125		353	276
Pension expense	(9)	(28)		(38)	(122)
Other adjustments (1)	(7)	—		(91)	—

Total income from operations	$124	$97		$224	$154

(1)	Includes restructuring and spin-off costs from continuing operations.

Schedule C

NCR CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(in millions)

	December 31 2007	September 30 2007	December 31 2006
Assets
Current assets
Cash and cash equivalents	$952	$1,033	$947
Accounts receivable, net	1,167	1,014	1,016
Inventories, net	720	767	641
Other current assets	301	319	265
Assets held for spin-off	—	—	463

Total current assets	3,140	3,133	3,332
Property, plant and equipment, net	313	304	314
Goodwill	64	61	60
Prepaid pension cost	776	715	635
Deferred income taxes	242	204	212
Other assets	324	330	272
Assets held for spin-off	—	—	402

Total assets	$4,859	$4,747	$5,227

Liabilities and stockholders' equity
Current liabilities
Short-term borrowings	$1	$—	$1
Accounts payable	516	481	467
Payroll and benefits liabilities	230	195	213
Deferred service revenue and customer deposits	359	339	318
Other current liabilities	412	497	385
Liabilities related to spin-off	—	—	386

Total current liabilities	1,518	1,512	1,770

Long-term debt	307	307	306
Pension and indemnity plan liabilities	433	391	446
Postretirement and postemployment benefits liabilities	359	351	395
Deferred income taxes	30	66	27
Income tax accruals	212	173	132
Other liabilities	165	162	147
Minority interests	19	18	20
Liabilities related to spin-off	—	—	103

Total liabilities	3,043	2,980	3,346

Stockholders' equity
Preferred stock: par value $0.01 per share, 100.0 shares authorized, no shares issued and outstanding at December 31, 2007 and December 31, 2006, respectively	—	—	—
Common stock: par value $0.01 per share, 500.0 shares authorized, 177.4 and 178.9 shares issued and outstanding at December 31, 2007 and December 31, 2006, respectively	2	2	2
Paid-in capital	683	749	655
Retained earnings	1,598	1,524	1,900
Accumulated other comprehensive loss	(467)	(508)	(676)

Total stockholders' equity	1,816	1,767	1,881

Total liabilities and stockholders' equity	$4,859	$4,747	$5,227

Schedule D

NCR CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(in millions)

	For the Periods Ended December 31
	Three Months		Twelve Months
	2007	2006	2007	2006
Operating activities
Net income from continuing operations	$86	$95	$161	$151
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	29	27	110	104
Stock-based compensation expense	12	6	40	20
Excess tax benefit from stock-based compensation	(2)	(2)	(9)	(10)
Deferred income taxes	(19)	(18)	9	8
Other adjustments to income, net	3	(4)	(2)	(9)
Changes in assets and liabilities:
Receivables	(164)	(61)	(166)	(66)
Inventories	49	34	(78)	(76)
Current payables and accrued expenses	78	37	41	67
Deferred service revenue and customer deposits	19	18	43	32
Employee severance and pension	(41)	(11)	(34)	24
Other assets and liabilities	9	(6)	36	(55)

Net cash provided by operating activities	59	115	151	190

Investing activities
Expenditures for property, plant and equipment	(21)	(49)	(64)	(99)
Proceeds from sales of property, plant and equipment	16	46	31	59
Additions to capitalized software	(13)	(9)	(48)	(45)
Other investing activities, business acquisitions and divestitures, net	(8)	3	(12)	(6)

Net cash used in investing activities	(26)	(9)	(93)	(91)

Financing activities
Purchase of Company common stock	(83)	—	(83)	(280)
Excess tax benefit from stock-based compensation	2	2	9	10
Short-term borrowings, additions	—	(4)	(1)	(1)
Long-term debt, additions	—	—	—	1
Proceeds from employee stock plans	5	21	48	89
Distribution to discontinued operations	(4)	—	(200)	—
Other financing activities, net	(1)	—	—	(3)

Net cash (used in) provided by financing activities	(81)	19	(227)	(184)

Cash Flows from Discontinued Operations
Net cash (used in) provided by operating activities	(38)	79	223	292
Net cash used in investing activities	—	(26)	(74)	(89)
Net cash provided by financing activities	—	2	5	7

Net cash (used in) provided by discontinued operations	(38)	55	154	210
Effect of exchange rate changes on cash and cash equivalents	5	6	20	12

(Decrease) increase in cash and cash equivalents	(81)	186	5	137
Cash and cash equivalents at beginning of period	1,033	761	947	810

Cash and cash equivalents at end of period	$952	$947	$952	$947